                                  Exhibit 99.2

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
   December 31, 2000 and 1999 (in thousands, except share and per share data)

                                                                                              2000            1999
                                                                                           ----------      ----------
         ASSETS
Current Assets:
 Cash and cash equivalents ..........................................................      $    7,138      $    4,617

 Accounts receivable, net of allowance for doubtful accounts of $1,581 and $1,990 ...         192,840         153,084

 Costs and estimated earnings in excess of billings on uncompleted contracts ........          31,638          56,295

 Inventories:
   Raw materials ....................................................................          21,207          19,197

   Finished goods ...................................................................          10,091           4,562

 Deferred tax asset .................................................................           5,436           2,426

 Other current assets ...............................................................          10,336          11,535
                                                                                           ----------      ----------

    Total current assets ............................................................         278,686         251,716
                                                                                           ----------      ----------

PROPERTY, PLANT AND EQUIPMENT, NET ..................................................          83,075          73,897
                                                                                           ----------      ----------

OTHER ASSETS:
  Excess of cost over net assets acquired, net of amortization ......................         242,678         223,886

  Loans to officers .................................................................           3,583           6,735

  Assets held for sale ..............................................................              --           5,573

  Other .............................................................................          10,824           9,850
                                                                                           ----------      ----------

    Total other assets ..............................................................         257,085         246,044
                                                                                           ----------      ----------

                    TOTAL ...........................................................      $  618,846      $  571,657
                                                                                           ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

 Cash overdraft .....................................................................      $   16,766      $       --

 Current maturities of long-term debt ...............................................          22,733          19,740

 Accounts payable and accrued liabilities ...........................................          73,100          79,662

 Accrued payroll and related withholdings ...........................................           5,103           3,626

 Billings in excess of costs and estimated earnings on uncompleted
   contracts ........................................................................          21,680          20,070

 Other current liabilities ..........................................................          19,324           9,348
                                                                                           ----------      ----------

    Total current liabilities .......................................................         158,706         132,446
                                                                                           ----------      ----------

 Long-term debt .....................................................................         358,166         274,691

 Deferred tax liability .............................................................           3,526           8,071

 Excess of acquired net assets over cost, net of amortization .......................           5,475           8,434

 Other liabilities ..................................................................           7,968          12,134
                                                                                           ----------      ----------

    Total long-term liabilities .....................................................         375,135         303,330
                                                                                           ----------      ----------

       Total liabilities ............................................................         533,841         435,776
                                                                                           ----------      ----------

Stockholders' Equity:

 Series A, convertible preferred stock, $1.00 par value, authorized
   10,000,000 shares, 13,700 shares issued and outstanding ..........................              14              14

 Common stock, $0.01 par value, authorized 100,000,000 shares,
   15,369,761 shares issued and outstanding at December 31, 2000,
   14,255,705 shares issued and outstanding at December 31, 1999 ....................             153             142

 Additional paid-in capital .........................................................         136,136         126,903

 Accumulated other comprehensive income .............................................              50             175
 Retained earnings (deficit) ........................................................         (51,348)          8,647
                                                                                           ----------      ----------
     Total stockholders' equity .....................................................          85,005         135,881
                                                                                           ----------      ----------

                     TOTAL ..........................................................      $  618,846      $  571,657
                                                                                           ==========      ==========

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 2000, 1999 and 1998
                 (in thousands, except share and per share data)

                                                            2000              1999              1998
                                                        ------------      ------------      ------------

Revenue ..........................................      $    614,037      $    468,105      $    212,533

Cost of revenue ..................................           500,604           369,083           182,817
                                                        ------------      ------------      ------------

Gross profit .....................................           113,433            99,022            29,716

Selling, general and administrative expenses .....            71,609            50,434            19,145

Restructuring and other unusual charges ..........            63,338                --                --

Non-recurring expenses ...........................                --                --            19,965

Transaction fees .................................                --                --             1,281
                                                        ------------      ------------      ------------

Operating income (loss) ..........................           (21,514)           48,588           (10,675)
                                                        ------------      ------------      ------------

Other income (expense):

  Interest expense ...............................           (37,888)          (20,054)           (2,334)

  Interest and other income ......................             2,282             2,615             1,634
                                                        ------------      ------------      ------------

     Other expense, net ..........................           (35,606)          (17,439)             (700)
                                                        ------------      ------------      ------------

Income (loss) before income taxes ................           (57,120)           31,149           (11,375)

Provision for income taxes .......................             2,875            11,063             1,472
                                                        ------------      ------------      ------------

Net income (loss) ................................      $    (59,995)     $     20,086      $    (12,847)
                                                        ============      ============      ============

Basic earnings (loss) per share ..................      $      (4.04)     $       1.44      $      (1.67)
                                                        ============      ============      ============

Diluted earnings (loss) per share ................      $      (4.04)     $       1.31      $      (1.67)
                                                        ============      ============      ============

Weighted average shares used in computing
basic earnings (loss) per share ..................        14,867,424        13,948,163         7,694,267
                                                        ============      ============      ============

Weighted average shares used in computing
   diluted earnings (loss) per share .............        14,867,424        15,326,422         7,694,267
                                                        ============      ============      ============

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                                                              ACCUMULATED
                                                 COMMON STOCK   PREFERRED STOCK  ADDITIONAL      OTHER      RETAINED
                                                                                   PAID-IN   COMPREHENSIVE  EARNINGS  COMPREHENSIVE
                                                SHARES   AMOUNT  SHARES  AMOUNT    CAPITAL       INCOME     (DEFICIT) INCOME (LOSS)

BALANCE, JANUARY 1, 1998 ....................     2,960  $   30     --    $ --    $      --      $   --     $  1,408    $     --

  Issuance of common stock ..................     5,908      59     --      --       54,023          --           --          --

  Non-cash compensation charge ..............     1,206      12     --      --       14,861          --           --          --

  Initial public offering, net of
    underwriting discount and offering
    expenses ................................     5,000      50     --      --       52,412          --           --          --

  Issuance of preferred stock ...............    (1,370)    (14)    14      14           --          --           --          --

  Net loss ..................................        --      --     --      --           --          --      (12,847)         --
                                               --------  ------   ----    ----    ---------      ------     --------    --------

BALANCE, DECEMBER 31, 1998 ..................    13,704     137     14      14      121,296          --      (11,439)         --

  Issuance of common stock for
    acquisitions ............................       552       5     --      --        5,695          --           --          --

  Stock option compensation .................        --      --     --      --           37          --           --          --

  Stock issuance costs ......................        --      --     --      --         (125)         --           --          --

  Foreign currency translation
    adjustment ..............................        --      --     --      --           --         175           --         175

  Net income ................................        --      --     --      --           --          --       20,086      20,086
                                               --------  ------   ----    ----    ---------      ------     --------    --------

BALANCE, DECEMBER 31, 1999 ..................    14,256     142     14      14      126,903         175        8,647      20,261

  Issuance of common stock for
    acquisitions ............................     1,114      11     --      --        9,233          --           --          --

  Foreign currency translation
    adjustment ..............................        --      --     --      --           --        (125)          --        (125)

  Net loss ..................................        --      --     --      --           --          --      (59,995)    (59,995)
                                               --------  ------   ----    ----    ---------      ------     --------    --------

BALANCE, DECEMBER 31, 2000 ..................    15,370  $  153     14    $ 14    $ 136,136      $   50     $(51,348)   $(60,120)
                                               ========  ======   ====    ====    =========      ======     ========    ========

                 See Notes to Consolidated Financial Statements.

                     RAILWORKS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2000, 1999 and 1998
                        (in thousands, except share data)

                                                                                  2000          1999          1998
                                                                               ----------    ----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .........................................................    $  (59,995)   $   20,086    $  (12,847)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

  Depreciation and amortization ...........................................        22,766        12,808         2,105

  Goodwill impairment .....................................................        17,840            --            --

  Non-cash restructuring and other unusual charges ........................        31,048            --            --

  Non-cash compensation charge ............................................            --            --        14,873

  Deferred taxes ..........................................................            --            --            65

  Bond discount amortization ..............................................            70            13            --

  Gain on sale of division ................................................            --            --          (861)

  Gain on sale of equipment ...............................................           (95)          (33)           (3)

  Change in operating assets and liabilities:

   Accounts receivable and costs and estimated earnings in excess of
     billings on uncompleted contracts ....................................       (36,453)      (32,002)      (15,236)

   Inventory ..............................................................        (2,682)          465          (274)

   Other current assets ...................................................         7,097         1,846        (1,066)

   Accounts payable and accrued liabilities ...............................         4,584       (15,681)        2,726

   Accrued payroll and related withholdings ...............................         1,253        (2,293)       (1,269)

   Billings in excess of costs and estimated earnings on
     uncompleted contracts ................................................        (1,091)       (1,504)       (4,458)

   Other current liabilities ..............................................       (12,043)       (3,501)       (1,252)

   Other assets ...........................................................         2,645         1,316        (1,145)

   Other liabilities ......................................................       (10,679)      (12,930)        4,713
                                                                               ----------    ----------    ----------

        Net cash used in operating activities .............................       (35,735)      (31,410)      (13,929)
                                                                               ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Proceeds from sale of equipment ........................................        11,565         2,359            32

   Purchase of equipment and leasehold improvements .......................       (27,256)      (15,803)       (1,280)

   Loans to officers ......................................................          (432)       (5,776)         (959)

   Payment of abandoned acquisition costs .................................        (1,013)           --            --

   Acquisition of subsidiaries, net of cash acquired ......................       (26,187)     (121,152)      (52,535)

   Proceeds from sale of division .........................................            --            --         1,000

   Contingent earnout payments ............................................       (11,255)       (2,083)       (1,600)
                                                                               ----------    ----------    ----------

        Net cash used in investing activities .............................       (54,578)     (142,455)      (55,342)
                                                                               ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change in bank overdraft ...........................................        16,766            --            --

   Net activity on revolving line of credit ...............................        36,397        (2,098)           --

   Debt issuance costs ....................................................          (236)       (5,636)           --

   Payment of loan origination fees .......................................        (3,952)       (1,232)       (1,615)

   Payment of abandoned transaction costs .................................        (2,940)           --            --

   Proceeds from long-term borrowings .....................................        16,157        59,388        61,325

   Proceeds from issuance of senior subordinated notes ....................            --       173,938            --

   Repayment of long-term borrowings ......................................       (30,338)      (48,899)      (41,175)

   Proceeds from issuance of common stock, net ............................            --            --        52,462

   Proceeds from term loan ................................................       100,000            --            --

   Repayment of term loan .................................................       (30,425)           --            --

   Repayments of seller notes payable .....................................        (8,470)           --            --
                                                                               ----------    ----------    ----------

        Net cash provided by financing activities .........................        92,959       175,461        70,997
                                                                               ----------    ----------    ----------

EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS .........................          (125)          175            --

NET INCREASE IN CASH AND CASH EQUIVALENTS .................................         2,646         1,596         1,726

CASH AND CASH EQUIVALENTS, beginning of year ..............................         4,617         2,846         1,120
                                                                               ----------    ----------    ----------

CASH AND CASH EQUIVALENTS, end of year ....................................    $    7,138    $    4,617    $    2,846
                                                                               ==========    ==========    ==========

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid during the year for interest .................................    $   33,433    $   16,723    $    2,107
                                                                               ==========    ==========    ==========

   Cash paid during the year for income taxes .............................    $    3,539    $    6,353    $      392
                                                                               ==========    ==========    ==========

         NON-CASH OPERATING, INVESTING AND FINANCING ACTIVITIES (in thousands, except share data): During 1998, the Company issued 8,867,648 shares of common stock in exchange for 100% of the outstanding common stock of the Founding Companies.

         During 1999, the Company issued 493,842 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the FCM Rail, Ltd, W.T. Byler, Inc. and McCord Treated Wood, Inc., acquisitions. The Company also issued 58,334 shares of common stock in exchange for all present and future contingent consideration to the former shareholders of Armcore.

         During 1999, the Company issued an aggregate amount of $18,130 in promissory notes and deferred payments as partial consideration for various 1999 acquisitions closed during the year.

         On January 3, 2000, the Company issued 99,379 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the Twigg Corporation acquisition.

         On June 30, 2000, the Company issued 1,014,677 shares of common stock as partial consideration in exchange for 100% of the outstanding stock in the HSQ Technologies, Inc. acquisition.

                 See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

         RailWorks Corporation, a Delaware corporation, ("RailWorks" or the "Company"), was formed in March 1998 to acquire, integrate and facilitate the growth of similar and complementary companies in the rail system services and products industry.

         On July 29, 1998, RailWorks announced the initial public offering ("IPO") of 5,000,000 shares of its common stock at a price of $12.00 per share. The initial public offering was consummated on August 4, 1998. The capital raised by this offering was $55,800,000 net of underwriting discounts.

         Concurrent with the consummation of the IPO, the Company acquired 14 groups of companies (the "Founding Companies") in the rail system services and related products industry. The aggregate consideration paid by the Company to acquire these companies was approximately $51,100,000 in cash and 8,867,648 shares of RailWorks common stock.

         For accounting and financial statement purposes, Comstock Holdings, Inc. (one of the Founding Companies) ("Comstock" or the "Accounting Acquirer") has been identified as the accounting acquirer consistent with Staff Accounting Bulletin ("SAB") No. 97 of the Securities and Exchange Commission (the "SEC"). The acquisitions of the remaining Founding Companies were accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The acquisitions of the Founding Companies resulted in the recording of goodwill of approximately $94,817,000, which is being amortized over 40 years.

         Comstock was incorporated on November 20, 1996 as a Delaware corporation for the purpose of acquiring L.K. Comstock & Company, Inc. (the "Predecessor Company"). Comstock had no operations from incorporation through January 1, 1997. Effective January 1, 1997, Comstock acquired the stock of the Predecessor Company in a transaction accounted for as a purchase. The Predecessor Company was acquired by Comstock through various agreements (the "Agreements") entered into with Comstock Group, Inc. ("Group", the Predecessor Company's former parent), Spie Group Inc. (the parent of Group), Spie Enertrans SA ("Enertrans", the former parent of Spie) and Schneider Electric Holdings Inc. (the parent of Spie). In connection with the IPO of RailWorks, Group agreed to accept a one-time payment of $1,600,000 to satisfy all potential contingent payments owed in connection with the Agreements. Such payment was made by RailWorks on September 8, 1998.

         As part of the Agreements, certain intangible assets (recorded at no value) were assigned to Comstock. In addition, Comstock issued a promissory note (the "Contingent Promissory Note"), collateralized by certain investments related to customer contracts involving claims and an investment in a joint venture (the "Investments"). The remaining balance of the Contingent Promissory Note of $8,240,000 at December 31, 2000 and 1999 is payable only from amounts collected by Comstock relating to the Investments until April 3, 2007, at which time the Contingent Promissory Note is cancelled. As such, Enertrans and any successor to it or creditor may not look to any other Comstock assets to satisfy this indebtedness. Accordingly, management believes a right of offset exists for financial reporting purposes and the Investments and the Contingent Promissory Note have been offset in the accompanying consolidated balance sheets at December 31, 2000 and 1999 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

         In connection with the purchase of L.K. Comstock & Company, Inc., $5,095,000 of cash from the Predecessor Company was used by Comstock to fund its acquisition of the Predecessor Company. Accordingly, and as a result of the purchase price adjustments, the fair value of the net assets acquired exceeded the purchase price funded solely by Comstock. In accordance with Accounting Principles Board Opinion No. 16 "Business Combinations", the excess of the cost of net assets acquired first reduced the non current assets to zero with the remainder allocated to "Excess of Acquired Net Assets Over Cost" (negative goodwill), which is being amortized over 40 years.

2. NATURE OF BUSINESS

         RailWorks was formed to become a leading nationwide provider of rail system services, including construction and rehabilitation, repair and maintenance, and related products. The Company provides contracting services and rail related products to a broad range of customers including Class I railroads, transit authorities and commuter railroads, municipalities, industrial companies and commercial enterprises. RailWorks operates principally in the United States and Canada.

         The Company has three reportable segments: (1) transit services, (2) rail track services and (3) rail products and supplies. The transit services segment provides transit construction and rehabilitation services, as well as installation of signaling, communications and electrical systems. The rail track services segment provides design, engineering, construction, rehabilitation and repair and maintenance of track systems. The rail products and supplies segment provides a broad range of rail related products, including treated wood ties. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. RailWorks evaluates performance based on profit or loss from operations before income taxes, interest income and expense, and non-recurring gains and losses.

3. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions have been eliminated.

         The Company accounts for inter segment sales and transfers as if the sales or transfers were to third parties, utilizing current market prices and arms length terms and conditions.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

         The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimate of total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined. Revenues from time-and-material contracts are recognized currently as the work is performed.

         Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance and are charged to cost of revenue as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

         With regard to the rail products and supply segment, the Company recognizes revenue when products are delivered to customers pursuant to shipping agreements. Cost of goods sold includes the raw materials cost, labor and overhead costs of producing the product.

         The SEC issued SAB No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. SAB 101 summarizes certain of the SEC staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company adopted SAB 101, as amended, in the fourth quarter of 2000 and determined there was no material impact on annual revenue and earnings or the timing of revenue and profit recognition between quarters during the year.

         In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year.

CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less. The Company recently developed a new cash management program and implemented a new cash management system. Under the program, excess funds are applied against outstanding revolving credit balances. Bank overdraft represents checks outstanding as of December 31, 2000.

INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Inventory consists of stored materials and parts to be used in long-term construction contracts and raw materials and finished goods produced by the rail products segment companies.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are recorded at cost. Included in machinery and equipment are specialty construction tools and other equipment which, although purchased in connection with a particular contract, is expected to be used in future contracts. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Building and improvements ..............    15 - 30 years
Machinery and equipment ................     3 - 10 years
Office furniture and equipment .........      5 - 7 years
Transportation equipment ...............      5 - 7 years

         Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

         Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

         Assets Held for Sale consisted of non-strategic machinery and equipment purchased as part of the 1999 acquisitions. This machinery and equipment was segregated as of December 31, 1999 for sale in an auction in the second quarter of 2000. The assets were valued based on appraisals and estimates of liquidation value. The resulting sale proceeds approximated the fair market value recorded as of December 31, 1999.

INCOME TAXES

         The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

EARNINGS PER SHARE

         The following table reconciles basic earnings per share (EPS) to diluted EPS reflecting the potential dilution if certain securities are converted (in thousands, except per share data):

                                                2000          1999        1998
                                             ----------     --------    --------
Net income (loss)                            $  (59,995)    $ 20,086    $(12,847)
                                             ==========     ========    ========

Shares used for determining basic EPS            14,867       13,948       7,694

Dilutive effect of:

  Stock options                                   *                8        *

  Convertible preferred shares                    *            1,370        *
                                             ----------     --------    --------

Shares used for determining diluted EPS          14,867       15,326       7,694
                                             ==========     ========    ========

Basic EPS                                    $    (4.04)    $   1.44    $  (1.67)
                                             ==========     ========    ========

Diluted EPS                                  $    (4.04)    $   1.31    $  (1.67)
                                             ==========     ========    ========

* Outstanding stock options and convertible preferred shares would be antidilutive in 2000 and 1998 and therefore were excluded.

INTANGIBLE ASSETS

         Intangible assets consist primarily of excess purchase price over net assets acquired (goodwill), which is being amortized over its estimated useful life of 40 years. In conformance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company's management regularly evaluates whether events and circumstances indicate that the remaining balance of intangibles or other long-lived assets may not be recoverable.

         The Excess of Acquired Net Assets Over Cost (negative goodwill) was generated from the acquisition of the Predecessor Company. The amortization period of the negative goodwill is 40 years. During 1998, the negative goodwill was reduced by the additional $1,600,000 purchase price paid to Group. During 2000, the negative goodwill was further reduced by $2,750,000 related to the restructuring discussed below.

         Amortization expense, including negative amortization of $209,000, $228,000 and $252,000 in 2000, 1999 and 1998, for the years ended December 31,
2000, 1999, and 1998 amounted to $8,167,000, $4,652,000 and $965,000, respectively.

FOREIGN CURRENCY

         Balance sheet accounts are translated at the exchange rates in effect at each year end and revenue and expense accounts are translated at the average rates of exchange prevailing during the year. Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended SFAS No. 133, was issued. SFAS No. 133 and SFAS No. 138 establish new accounting rules and disclosure requirements for most derivative instruments and hedging activities. SFAS No. 133 and SFAS No. 138 require all derivatives to be recognized as assets or liabilities at fair value. Fair value adjustments are made either through earnings or equity, depending upon the exposure being hedged and the effectiveness of the hedge. The Company currently does not utilize any derivative instruments but may enter into such instruments in the future. SFAS 133 and SFAS 138 are effective beginning on January 1, 2001.

4. RESTRUCTURING AND OTHER UNUSUAL CHARGES

         During the third and fourth quarters of 2000, the Company's management and Board of Directors conducted and completed a strategic review of RailWorks' operations. The resulting restructuring plan (the "Plan") involves systems integration, rationalization of real estate, equipment and inventory and maximization of human resource productivity around three lines of business. The Company intends to reduce its headcount, consolidate certain facilities and identify other synergies and cost reduction opportunities as a result of the Plan.

RESTRUCTURING CHARGES

         Restructuring costs include costs directly related to the Company's Plan. The Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit" ("EITF 94-3") provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs. Employee termination costs are recognized when benefit arrangements are communicated to affected employees in sufficient detail to enable the employees to determine the amount of benefits to be received on termination. Other exit costs that do not benefit future activities are recognized at the date of commitment to the Plan. These costs must be either incremental to the Plan or represent amounts under contractual obligations which existed prior to the commitment date and have no future economic benefit or result in a penalty to cancel the obligation. Other costs directly related to the Plan, which are not eligible for recognition at the commitment date, such as relocation and other integration costs, are expensed as incurred. As a result, the Company may continue to experience these types of costs during Plan implementation throughout 2001.

         During the year ended December 31, 2000, the Company incurred $63.3 million of restructuring and other unusual charges in connection with the Plan and other events. These charges include approximately $2.2 million of employee termination benefits for those employees who had been identified and notified in accordance with EITF 94-3. These charges also include exit costs related to leased property that will be vacated as part of the Plan of approximately $.7 million for non-cancelable lease costs in excess of the expected sublet income.

         The following table provides a roll forward of liabilities for termination benefits and lease costs resulting from the Plan in accordance with EITF 94-3 (in thousands):

                                                    Balance                            Balance
                           Type of Cost          December 31,  Charges     Payments  December 31,
                                                 ------------  --------    --------  ------------
                                                     1999                                2000
                                                 ------------                        ------------

                  Employee termination benefits    $     --    $  2,156    $   (622)   $  1,534
                  Facility closing costs                 --         688         (57)        631
                                                   --------    --------    --------    --------

                                                   $     --    $  2,844    $   (679)   $  2,165
                                                   ========    ========    ========    ========

The Company may record adjustments to the above liabilities during future periods depending on its ability to sublease closed offices and upon determination of the final amount of the Company's severance obligations.

OTHER UNUSUAL CHARGES

         In connection with the Plan and in accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company also evaluated the future undiscounted cash flows of its businesses to which goodwill relates in order to determine if the carrying value of the goodwill had been impaired. Management's evaluation resulted in a third quarter write-off of approximately $14.2 million of goodwill related to two of the Company's acquired businesses because the estimated fair value of these subsidiaries was less than their carrying value. In the fourth quarter, the Company recorded an additional goodwill impairment charge of approximately $6.4 million and a fixed asset write down of approximately $.6 million related to the anticipated sale of certain non-strategic subsidiaries. Management evaluated the fair value of these subsidiaries based on expected sale proceeds (see Note 19).

         The Company's Plan also includes a focus on increasing internal cash flow, which will involve, among other things, the acceleration of the settlement of previously disclosed construction claims and other contract exposures, primarily related to contracts completed by RailWorks' predecessor company, Comstock. Management has estimated the recoverability of the recognized accounts receivable and costs and estimated earnings in excess of billings on these contracts under revised settlement scenarios and, as a result, has recorded a charge of approximately $28.3 million to reflect their anticipated net realizable value. The charge also includes the anticipated cost of arbitration/litigation related to these matters and is net of the write off of approximately $2.8 million of negative goodwill related to the now closed west coast operations of the Company's predecessor, which performed a majority of the construction claim projects.

         The Company's strategic plan includes the suspension of its acquisition program. As such, approximately $1.1 million of due diligence costs related to several acquisitions that were not consummated have been expensed in the year ended December 31, 2000.

         The Company also terminated discussions regarding the potential sale of the Company to an investor group. Approximately $3.1 million of costs associated with this potential transaction were expensed in the year ended December 31, 2000.

         Also, in the fourth quarter of 2000, the Company amended its credit agreement. Included in restructuring and other unusual charges are approximately $1.5 million of costs associated with the amendment.

         In connection with various agreements, (the "Executive Agreements") certain officers and executives of the Company (the "Executives") have issued promissory notes to the Company in the aggregate amount of $7.2 million (the "Executive Notes"), which are included in Other Assets in the accompanying balance sheet. Such Executive Notes are collateralized solely by shares of the Company's common stock owned by the Executives. The Executive Notes are due June 30, 2005. Generally, repayment of the Executive Notes is not required until or unless the per share price of the Company's common stock achieves 1.5 times its initial public offering price, or approximately $18 per share. The Executive Notes bear interest at the Company's incremental borrowing rate, as defined in the Executive Agreements. Payment of interest for 1999 was forgiven by the Company. In 2000, the Company recorded interest income of approximately $.6 million. The Executives have certain rights, as defined in the Executive Agreements, including forgiveness of the indebtedness in connection with a change in control of the Company and/or the achievement of certain earnings targets and certain personal income tax indemnifications.

         The recent decline in market price of the Company's common stock has increased the uncertainty regarding the ultimate repayment of the Executive Notes. Currently, no decision regarding any further modification of the Executive Agreements terms has been made; however, due to the uncertainty regarding the ultimate realizability of the Executive Notes, the Company has recorded a valuation allowance of $3.6 million to reflect its current estimate of the fair value of the Executive Notes. The charge is included in the restructuring and other unusual charges.

         Also included in the restructuring and other unusual charges is approximately $1.6 million for settlement of certain non-contract related claims against the Company, moving expenses incurred and paid, non recurring compensation expense and the uninsured portion of a third quarter fire loss incurred at one of the Company's facilities.

5. ACQUISITIONS

         On November 4, 1998, the Company acquired substantially all of the net assets of Sheldon Electric, Inc. ("Sheldon"). Also, on November 4, 1998, the Company acquired the stock of Armcore Railroad Contractors, Inc. ("Armcore"), an Indiana corporation located in Frankfurt, Indiana. The aggregate price paid for these acquisitions was approximately $3,100,000 in cash. The acquisitions of Sheldon and Armcore were accounted for using the purchase method of accounting. The estimated goodwill associated with these acquisitions aggregated approximately $2,449,000. Subsequent to the initial recording of goodwill, an additional $3,023,000 of goodwill has been recorded relating to the acquisition of Sheldon. Such adjustment reflects the resolution of the uncertainties related to the fair value of contracts acquired. During 1999, the Company issued 58,334 shares of common stock and recorded an additional $700,000 in goodwill related to the settlement of any further contingent purchase price payments to the former shareholders of Armcore. During the third quarter of 2000, as discussed previously, the Company wrote off the goodwill associated with the Sheldon acquisition.

         During the year ended December 31, 1999, the Company completed the following acquisitions:

     Company or Entity Name                  Date Acquired                         Description of Operations
     ----------------------                  -------------                         -------------------------

Midwest Railroad Construction and            January 7, 1999      Construction & repair and maintenance of railroad tracks in
Maintenance Corporation                                           various western states.

Gantrex Group                                January 26, 1999     Manufactures and supplies crane rail fastening systems including pad manufacturing, extrusion and continuous vulcanizing
                                                                  capabilities.

FCM Rail, Ltd.                               January 29, 1999     Provides customized leasing services to users of on-track rail equipment.

F&V Metro Contracting Corp. and              March 15, 1999       Performs electrical and mechanical installations for transit and
Affiliates                                                        transportation agencies in the metropolitan New York City area.

McCord Treated Wood, Inc. and Birmingham     April 12, 1999       Supply creosote treated wooden cross ties throughout the
Wood, Inc.                                                        Southeastern United States.

M-Track Enterprises, Inc.                    April 30, 1999       Specializes in rail transit construction repair and maintenance of track in Metropolitan New York City.

Pacific Northern Rail Contractors, Inc.      May 18, 1999         Specializes in construction, repair and maintenance of railroad tracks throughout Canada.

Neosho Incorporated                          June 3, 1999         Provides track and transit construction, repair and maintenance to public and private industrial customers nationally.

Earl Campbell Construction Company, Inc.     June 30, 1999        Specializes in construction, repair and maintenance of railroad tracks in various Southern states.

Wood Waste Energy, Inc                       August 4, 1999       Collects used cross ties along the railroad rights of way and processes them into fuel which is sold to industrial customers.

W.T. Byler Inc.                              October 22, 1999     Provides track and transit construction, repair and maintenance to public and private industrial customers in Texas and
                                                                  surrounding states.

Pandrol Jackson's Switch and Transit         December 7, 1999     Switch grinding operation utilizing highly specialized machines
Grinding Operation                                                to re-profile rail in order to extend the useful life of
                                                                  trackwork.

Twigg Corporation                            December 16, 1999    Provides niche mechanical/heating, ventilation and air
                                                                  conditioning services within the Mid-Atlantic region.

Dura-Wood Treating Company                   December 30, 1999    Serves the southwest with creosote-treated railroad cross ties, switch ties and crossing panels.

         The combined purchase price for these 1999 acquisitions was $130,452,000 in cash, $18,130,000 of promissory notes payable and deferred payments, and 593,221 shares of RailWorks Common Stock at an aggregate value of $6,000,000, plus the potential to receive earn-outs if targeted revenue and profit goals are achieved over the next five years. The fair market value of assets purchased was $58,511,000 and the preliminary goodwill recorded was approximately $96,071,000. Subsequent to the initial recording of goodwill, an additional $62,194,000 of goodwill has been recorded through December 31, 2000 relating to these 1999 acquisitions. This includes $24,091,000 of goodwill related to the settlement of 1999 and 2000 contingent purchase price payments for these 1999 acquisitions. Subsequent adjustments to goodwill reflect the resolution of the uncertainties related to the fair value of contracts acquired and the appraisal of fixed assets acquired. During 2000, as discussed previously, the Company wrote off the goodwill associated with the FCM Rail, Ltd. acquisition and a portion of the goodwill associated with the Neosho acquisition.

         During the year ended December 31, 2000, the Company completed the following acquisitions:


      Company or Entity Name                 Date Acquired                          Description of Operations
      ----------------------                 -------------                          -------------------------

Breaking Technology and Equipment, Inc       April 17, 2000        Specializes in demolition services in the rail transit
                                                                   industry in the New York City metropolitan area.

Western Tar Corporation                      May 31, 2000          Manufactures cross ties and switch ties for sale to class I railroads, regional railroads, transit authorities and
                                                                   railroad contractors.

Hovey Industries                             June 8, 2000          Manufactures railway switch heaters and railroad equipment shelters.

HSQ Technologies, Inc.                       June 30, 2000         Provides turnkey systems solutions for rail oriented
                                                                   transportation authorities and other large institutions.

Advanced Railroad Specialties, Inc.          July 20, 2000         Specializes in construction, repair and maintenance of
                                                                   railroad tracks

         The combined purchase price for these 2000 acquisitions was $18,537,000 in cash and 1,014,677 shares of the Company's common stock having an aggregate market value (as of the date of issuance) of approximately $8,244,000, plus, for certain acquisitions, the potential to receive earn-out payments over the next 3 years if targeted revenue and profit goals are achieved. The estimated fair market value of assets purchased was approximately $9,332,000 and the preliminary goodwill recorded was approximately $17,449,000. Subsequent to the initial recording of goodwill, an additional $1,117,000 of goodwill has been recorded through December 31, 2000 relating to these 2000 acquisitions. Subsequent adjustments to goodwill reflect the resolution of the uncertainties related to the fair value of contracts acquired and the appraisal of fixed assets acquired.

         Assets acquired and liabilities assumed are recorded at their estimated fair values at the time of acquisition. The excess of the purchase price over the net fair value is allocated to goodwill. The estimated fair values of acquired assets and liabilities are subject to adjustment pending finalization of, among other things, certain fixed asset appraisals, the quantification of contract and/or litigation uncertainties based on information which was not available at the time of acquisition but subsequently obtained. Goodwill is adjusted as these items are resolved as well as when, and if, additional contingent purchase price is paid. The Company evaluates periodically whether events and circumstances indicate that any goodwill is impaired. At December 31, 2000, the Company has completed its allocation of purchase price for all of its acquisitions.

         The summary unaudited pro forma combined results of operations, excluding restructuring, unusual and other non-recurring charges for the 2000, 1999 and 1998 acquisitions as if each of the acquisitions occurred at the beginning of the period are as follows (in thousands, except per share data):

                                             2000        1999        1998
                                           --------    --------    --------

         Revenue ......................    $662,959    $637,333    $576,131

         Net income ...................       1,189      19,771      11,736

         Earnings per share ...........        0.08        1.39         .82

6. ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

         Accounts receivable at December 31, 2000 and 1999 consisted of the following (in thousands):

                                              2000          1999
                                            --------      --------
                  Billed .............      $148,299      $114,586

                  Retainages .........        44,541        38,498
                                            --------      --------
                                            $192,840      $153,084

         Retainages of approximately $12,264,810 and $13,206,000 at December 31, 2000 and 1999 are invested in U.S. government obligations and municipal bonds. The Company anticipates that approximately 50% of all retainages at December 31, 2000 will be collected within one year.

         Costs and estimated earnings in excess of billings on uncompleted contracts arise when revenues have been recorded but the amounts cannot be billed currently under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. The Company anticipates that substantially all amounts, other than unanticipated additional contract costs (see below), will be billed and collected within one year.

         The Company has recorded as costs and estimated earnings in excess of billings on uncompleted contracts amounts that it seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (pending change orders or claims). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with these amounts. Pending change orders and claims involve the use of estimates and it is reasonably possible that revisions to the estimated recoverable amounts of recorded pending change orders and claims may be made in the near-term. Claims made by the Company involve negotiation and, in certain cases litigation. The Company expenses such costs as incurred, although it may seek to recover these costs as part of the claim. The Company believes that it has established legal bases for pursuing recovery of recorded claims and it is management's intention to pursue and litigate these claims, if necessary, until a decision or settlement is reached.

         The Company is pursuing unanticipated additional contract costs on certain completed contracts. Costs and estimated earnings in excess of billings on uncompleted contracts includes unbilled revenues of approximately $27,288,000 and $25,106,000 at December 31, 2000 and 1999, respectively, related to these contracts. In addition, billed accounts receivable and retainages include contractually billed amounts related to these contracts of approximately $13,328,000 and $12,412,000 at December 31, 2000 and 1999, respectively. Certain contractually billed amounts related to these contracts may not be paid by the customer to the Company until final resolution of the contract. At December 31, 2000 and 1999, the Company had reserves of approximately $22,496,000 and $5,379,000, respectively, related to unbilled revenue and estimated legal costs to settle.

         Costs and estimated earnings at December 31, 2000 and 1999, on uncompleted contracts and related amounts billed are as follows (in thousands):

                                                         2000            1999
                                                      ----------      ----------

                  Costs ........................      $1,011,008      $  776,130

                  Estimated earnings ...........         137,290          97,000
                                                      ----------      ----------

                                                       1,148,298         873,130

                  Billings .....................       1,138,340         836,905
                                                      ----------      ----------

                                                      $    9,958      $   36,225
                                                      ==========      ==========

         Such amounts are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                                                        2000          1999
                                                                                      --------      --------
Costs and estimated earnings in excess of billings on uncompleted contracts ....      $ 31,638      $ 56,295

Billings in excess of costs and estimated earnings on uncompleted contracts ....       (21,680)      (20,070)
                                                                                      --------      --------

                                                                                      $  9,958      $ 36,225
                                                                                      ========      ========

         At December 31, 2000, 1999 and 1998, earned revenues from government related funding sources were 25%, 44% and 40%, respectively, of total earned revenues. Approximately 17%, 25% and 27% of total earned revenues for 2000, 1999 and 1998, respectively, were from a single government customer.

7. PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                                              2000          1999
                                                                            --------      --------

                  Land and buildings .................................      $  7,062      $  6,246

                  Transportation equipment ...........................        12,063         7,355

                  Machinery and equipment ............................        81,218        67,122

                  Office furniture and equipment .....................         4,662         2,028

                  Leasehold improvements .............................         2,591           994
                                                                            --------      --------

                                                                             107,596        83,745

                  Less accumulated depreciation and amortization .....        24,521         9,848
                                                                            --------      --------

                  Property, plant and equipment, net .................      $ 83,075      $ 73,897
                                                                            ========      ========

         Depreciation and amortization expense on property, plant and equipment charged to operations for the years ended December 31, 2000, 1999 and 1998 was approximately $14,599,000, $8,156,000 and $1,140,000, respectively.

8. LONG-TERM DEBT

    Long-term debt consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                                  2000          1999
                                                                --------      --------
                  Revolving credit agreement(a) ..........      $ 77,000      $ 47,202

                  Term note(b) ...........................        99,500        30,000

                  Senior subordinated notes(c) ...........       174,020       173,953

                  Seller promissory notes(d)  ............         7,160        15,630

                  Canadian credit facility(e) ............         6,600            --

                  Fixed asset notes ......................        16,619        27,646
                                                                --------      --------

                                                                 380,899       294,431

                  Less current portion ...................        22,733        19,740
                                                                --------      --------

                                                                $358,166      $274,691
                                                                ========      ========

(a) The Company has a secured revolving credit and term loan agreement with Bank of America, N.A. and other lenders (the "Credit Facility"). The revolving credit portion of the Credit Facility expires on November 5, 2004. The proceeds of the Credit Facility are utilized to finance working capital requirements and to issue letters of credit. The aggregate amount of letter of credit obligations that can be drawn against the Credit Facility is $20,000,000. At December 31, 2000 and 1999 there were outstanding letters of credit for $282,000 and $2,150,000, respectively. Interest on loans, commitment fees, and letter of credit fees are based upon consolidated leverage ratios in a pricing matrix, which may be based on Prime or LIBOR.

         On December 15, 2000 and February 13, 2001 the Company entered into amendments to the Credit Facility (the "Amendments") pursuant to which the Company was granted a $15,000,000 increase in funding availability under an adjusted borrowing base. The Amendments increased the interest cost for all borrowings in accordance with an expanded pricing grid. The annual interest rates in effect at December 31, 2000, for Prime and LIBOR borrowings were 11.25% and 9.98%, respectively. The Amendments adjusted the Company's availability under the revolving credit portion of the Credit Facility to $125,000,000 under which has been established an "Available Revolving Committed Amount" of $100,000,000 that remains in effect until the Company has (i) met two consecutive quarters of specified leverage ratios or (ii) an increase is approved by 100% of the revolving credit lenders and two thirds of the Term Loan lenders. Commencing June 30, 2002 availability under the revolving credit will be reduced in graduated quarterly steps totaling $20,000,000 over two years but its final maturity of November 5, 2004 remains unchanged. A one-time amendment fee of $1,213,000 was paid on the Credit Facility for the Amendments.

(b) On April 28, 2000 the Company amended the Credit Facility to increase the $30,000,000 term loan portion to $100,000,000 (the "Term Loan"). The Term Loan, which is fully drawn, is repayable in consecutive quarterly principal installments. The Amendments revised the principal amortization schedule of the Term Loan with the first of said changes coming into effect December 31, 2002. The Term Loan is repayable in four consecutive quarterly principal installments of $250,000 each commencing March 31, 2001, four consecutive quarterly installments of $1,250,000 commencing March 31, 2002, four consecutive quarterly installments of $1,875,000 commencing March 31, 2003, three consecutive quarterly installments of $2,500,000 commencing March 31, 2004, and eight consecutive quarterly principal installments of $9,781,250 each commencing December 31, 2004 and ending September 30, 2006. The final maturity of September 30, 2006 of the Term Loan remains unchanged by the Amendments.

         The Term Loan was established in conjunction with the Company's Credit Facility utilizing identical collateral and cross-referencing the Credit Facility's terms and conditions. The initial proceeds of the Term Loan were utilized to pay down the revolving credit portion of the Credit Facility and to refinance the outstanding Term Loan of $30,000,000. Interest on the Term Loan is based on consolidated leverage ratios in a pricing matrix which may be based on Prime or LIBOR. The annual interest rates in effect at December 31, 2000, for Prime and LIBOR borrowings were 12.25% and 10.98%, respectively.

(c) On April 7, 1999, the Company sold $125,000,000 of 11.5% senior subordinated notes (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933. On July 1, 1999, the Company made an offer to exchange the $125,000,000 outstanding Notes for new Notes with terms that were substantially identical to the outstanding Notes, except that the new Notes are freely tradable. On September 30, 1999 the Company sold an additional $50,000,000 of its 11.5% senior subordinated notes at a 2.125% discount in a private placement pursuant to Rule 144A under the Securities Act of 1933. On December 20, 1999, the Company made an offer to exchange the $50,000,000 outstanding Notes for new Notes with terms that were substantially identical to the outstanding Notes, except that the new Notes are freely tradable. All $175,000,000 of the Notes have an interest rate of 11.5%, payable semi-annually on April 15 and October 15 and are due in 2009 with no interim amortization requirements. The net proceeds from both offerings were used to repay indebtedness under the Credit Facility and other indebtedness. The Notes may be redeemed at any time on or after April 2004. In addition, until April 15, 2002, up to 35% of the Notes may be redeemed with the net proceeds of certain equity offerings. If the Company undergoes a change of control or sells certain of its assets, the Company may be required to offer to purchase the Notes. The Notes are unsecured and subordinated to all of the Company's existing and future senior debt, including obligations under the Credit Facility.

(d) In conjunction with several of the acquisitions, the Company issued promissory notes payable over the next several years representing additional purchase price consideration in each respective acquisition. The promissory notes bear interest and typically mature on the anniversary date of each respective acquisition. Approximately $6,270,000 of the promissory notes become due during the year 2001.

(e) On June 30, 2000 the Company, through its wholly owned Canadian holding company, Railworks of Canada Company, entered into a new Canadian Operating Credit Agreement (the "Canadian Facility") with the Royal Bank of Canada in the amount of Canadian Dollars 12,000,000 (approximately U.S. Dollars 8,000,000) for borrowings in Canadian Dollars or U.S. Dollars by the Company's wholly owned Canadian subsidiaries on a revolving basis. The proceeds of the Canadian Facility are utilized to finance working capital requirements and to refinance previously outstanding acquisition related debt. Interest on loans and bankers acceptances fees are based upon consolidated leverage ratios of the Company's Canadian group in a pricing matrix which may be based on Canadian or U.S. Prime, U.S. LIBOR, or Canadian Bankers Acceptances. The Canadian Facility is secured on all of the assets of the Company's Canadian subsidiaries but is not guaranteed by the Company. The Canadian Facility is repayable on demand and has no set final maturity.

         The Credit Facility and the Term Loan are collectively secured by a first lien on all of the capital stock of the Company's domestic subsidiaries and on all accounts receivable of the Company and its domestic subsidiaries. Both the Credit Facility and the Term Loan contain restrictive covenants that, among other things, impose limitations on the Company with respect to its ability to incur additional indebtedness, make certain investments, sell assets or pay dividends. The Credit Facility and the Term Loan also contain various financial covenants which require the Company to meet certain targets including, but not limited to, the maintenance of minimum net worth, earnings before interest, taxes, depreciation and amortization (EBITDA) to debt ratios, minimum quarterly EBITDA and fixed charge coverage ratio. During 2000, the Company obtained waivers for all potential covenant violations. The Company is in compliance with all covenants, as amended, as of December 31, 2000.

         The following table sets forth the next five year maturities of long-term debt (in thousands):

         Year ending December 31
         2001.............................................    $ 22,733
         2002.............................................       9,847
         2003.............................................      10,734
         2004.............................................      94,826
         2005.............................................      39,183
         Thereafter.......................................     203,576
                                                              --------
                   Total..................................    $380,899
                                                              ========


9.       INCOME TAXES

         The Company files a consolidated federal income tax return. Canadian and state and local tax returns are filed in accordance with the applicable state and local tax laws and regulations. The following table presents the breakdown of pre-tax income (loss) between domestic and foreign operations for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                 2000           1999           1998
                               --------       --------       --------
         Domestic ......       $(62,188)      $ 24,413       $(11,375)
         Foreign .......          5,068          6,736             --
                               --------       --------       --------
                               $(57,120)      $ 31,149       $(11,375)
                               ========       ========       ========

         The income tax provision in the accompanying consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998 consists of (in thousands):

                                 2000           1999           1998
                               --------       --------       --------
         Current:
           Federal .....       $     --       $     --       $     --
           Foreign .....          2,268          1,599             --
           State .......            607            140            895
                               --------       --------       --------
                                  2,875          1,739            895
                               --------       --------       --------
         Deferred:
           Federal .....             --          6,128            503
           Foreign .....             --          1,436             --
           State .......             --          1,760             74
                               --------       --------       --------
                                     --          9,324            577
                               --------       --------       --------
                               $  2,875       $ 11,063       $  1,472
                               ========       ========       ========

         Factors accounting for the variation from U.S. statutory income tax rates relating to continuing operations for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands):

                                                                   2000          1999          1998
                                                                 --------      --------      --------
Federal income taxes at the statutory rate .................     $(19,992)     $ 10,902      $ (3,981)
Foreign taxes ..............................................        2,268           505            --
State and local taxes, net of federal benefit ..............          607         1,900          (680)
Other (primarily non-deductible goodwill) ..................        5,682         1,468           229
Change in valuation allowance ..............................       14,310        (3,712)        5,904
                                                                 --------      --------      --------
                                                                 $  2,875      $ 11,063      $  1,472
                                                                 ========      ========      ========

         The components of the deferred income tax accounts in the accompanying consolidated balance sheets at December 31, 2000 and 1999 are as follows (in thousands):

                                                                                       2000         1999
                                                                                     --------      -------
Deferred tax assets:
  Net operating loss carryforward ..............................................     $ 19,935      $    --
  Excess of amounts expensed for financial statement purposes over
     amounts deducted for income tax purposes ..................................       18,982        2,072
  State and local income taxes, net of federal tax benefits ....................        2,775          354
                                                                                     --------      -------

Total deferred tax asset .......................................................       41,692        2,426
                                                                                     --------      -------
Deferred tax liabilities:
  Costs capitalized for financial statement purposes and deducted for
    income tax purposes ........................................................       11,715        6,893

  State and local income taxes, net of deferred federal tax benefits ...........        1,602        1,178
                                                                                     --------      -------

Total deferred tax liability ...................................................       13,317        8,071
                                                                                     --------      -------
Net deferred tax asset (liability) before valuation allowance ..................       28,375       (5,645)
Valuation allowance for deferred tax asset .....................................      (26,465)          --
                                                                                     --------      -------
                                                                                     $  1,910      $(5,645)
                                                                                     ========      =======

10.      PREFERRED STOCK

         The Company has authorized 10,000,000 shares of Series A convertible preferred stock. The stock has no voting rights, shares dividends ratably with the common stock, is non-cumulative and has a liquidation preference over shares of common stock. Each share of preferred stock is convertible into 100 shares of the Company's common stock.

         On October 8, 1998, the Company issued 13,700 shares of its nonvoting Series A convertible preferred stock in exchange for 1,370,000 shares of common stock. Each share of Series A convertible preferred stock is convertible to 100 shares of common stock upon five days prior written notice from the holder, subject to certain conditions.

11.      FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND NON-GUARANTOR
         SUBSIDIARIES

         The Company conducts a significant portion of its business through its subsidiaries. All of the Company's domestic subsidiaries have fully and unconditionally guaranteed the Notes ("Subsidiary Guarantors"). The Company's non-U.S. subsidiaries have not guaranteed the Notes (the "Non-Guarantor Subsidiaries"). The Notes are effectively subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of the Non-Guarantor Subsidiaries.

         Set forth below are condensed consolidating financial statements for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999. The Company has not presented a statement of operations or a statement of cash flows for the year ended December 31, 1998 because during such period all of the Company's subsidiaries had fully and unconditionally guaranteed the Notes. The equity method has been used by the Company with respect to investments in subsidiaries. Separate financial statements for the Subsidiary Guarantors are not presented based on management's determination that they do not provide additional information that is material to investors.

                              RAILWORKS CORPORATION
                      CONDENSED CONSOLIDATING BALANCE SHEET
                        DECEMBER 31, 2000 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
ASSETS:
CURRENT ASSETS:
    Cash ............................................    $   1,532        $  5,420       $   186       $      --        $   7,138
    Accounts receivable, net ........................           --         187,023         5,817              --          192,840
    Costs and estimated earnings in excess
       of billings on uncompleted contracts .........           --          31,434           204              --           31,638
    Inventories:
       Raw materials ................................           --          16,067         5,140              --           21,207
       Finished goods ...............................           --           9,733           358              --           10,091
    Deferred tax asset ..............................           --           5,436            --              --            5,436
    Due to/(from) affiliates ........................           --            (860)          860              --               --
    Due to/(from) parent company ....................       67,491         (66,335)       (1,156)             --               --
    Other current assets ............................          177           7,799         2,360              --           10,336
                                                         ---------        --------       -------       ---------        ---------
          Total current assets ......................       69,200         195,717        13,769              --          278,686
                                                         ---------        --------       -------       ---------        ---------
INVESTMENT IN SUBSIDIARIES ..........................      357,537              --            --        (357,537)(a)           --
                                                         ---------        --------       -------       ---------        ---------

PROPERTY, PLANT AND
     EQUIPMENT, NET .................................        1,305          73,122         8,648              --           83,075
                                                         ---------        --------       -------       ---------        ---------
OTHER ASSETS:
     Excess of cost over acquired net
       assets, net of amortization ..................           --         224,005        18,673              --          242,678
     Loans to officers ..............................        3,583              --            --              --            3,583
     Other ..........................................        9,202           1,472           150              --           10,824
                                                         ---------        --------       -------       ---------        ---------
          Total other assets ........................       12,785         225,477        18,823              --          257,085
                                                         ---------        --------       -------       ---------        ---------
               Total ................................    $ 440,827        $494,316       $41,240       $(357,537)       $ 618,846
                                                         =========        ========       =======       =========        =========

(a)      Elimination of investments in subsidiaries.

                              RAILWORKS CORPORATION
                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
      Cash overdraft ................................    $   1,164        $ 15,602       $    --       $      --        $  16,766
      Current maturities of long-term debt ..........        7,270           8,817         6,646          22,733
      Accounts payable and accrued liabilities ......        8,122          63,109         1,869              --           73,100
      Accrued payroll and related
          withholdings ..............................        1,045           3,622           436              --            5,103
      Billings in excess of costs and estimated
          earnings on uncompleted contracts .........           --          21,376           304              --           21,680
      Other current liabilities .....................       13,462           5,158           704              --           19,324
                                                         ---------        --------       -------       ---------        ---------
           Total current liabilities ................       31,063         117,684         9,959              --          158,706
                                                         ---------        --------       -------       ---------        ---------
LONG TERM DEBT ......................................      350,410           7,336           420              --          358,166
DEFERRED TAX LIABILITIES ............................           --           3,425           101              --            3,526
EXCESS OF ACQUIRED NET ASSETS OVER COST, NET ........           --           5,475            --              --            5,475
OTHER LIABILITIES ...................................           68           7,617           283              --            7,968
                                                         ---------        --------       -------       ---------        ---------
       Total long-term liabilities ..................      350,478          23,853           804              --          375,135
                                                         ---------        --------       -------       ---------        ---------

           Total liabilities ........................      381,541         141,537        10,763              --          533,841
                                                         ---------        --------       -------       ---------        ---------
STOCKHOLDERS' EQUITY:
       Series A, convertible preferred stock ........           14              --            --              --               14
       Common stock .................................          123           3,436           378          (3,784)(a)          153
       Additional paid-in capital ...................      136,136         300,171        25,892        (326,063)(a)      136,136
       Accumulated other comprehensive income .......           --              11            39              --               50
       Retained earnings (deficit) ..................      (76,987)         49,161         4,168         (27,690)(a)      (51,348)
                                                         ---------        --------       -------       ---------        ---------
           Total stockholders' equity (deficit) .....       59,286         352,779        30,477        (357,537)          85,005
                                                         ---------        --------       -------       ---------        ---------

               Total ................................    $ 440,827        $494,316       $41,240       $(357,537)       $ 618,846
                                                         =========        ========       =======       =========        =========

(a)      Elimination of investments in subsidiaries.

                              RAILWORKS CORPORATION
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
Net Sales ...........................................    $      --        $600,581       $38,295       $ (24,839)(a)    $ 614,037
Cost of sales .......................................           --         496,614        28,829         (24,839)(a)      500,604
                                                         ---------        --------       -------       ---------        ---------
Gross profit ........................................           --         103,967         9,466              --          113,433
Selling, general and administrative expenses ........       11,518          55,286         4,805              --           71,609
Restructuring and other unusual charges .............       10,838          52,113           387              --           63,338
                                                         ---------        --------       -------       ---------        ---------
Income (loss) from operations .......................      (22,356)         (3,432)        4,274              --          (21,514)
Equity in earnings (loss) of subsidiaries ...........      (14,257)             --            --          14,257(b)            --
Interest expense (loss) .............................      (35,481)         (1,923)         (484)             --          (37,888)
Other income, net ...................................          655           1,519           108              --            2,282
                                                         ---------        --------       -------       ---------        ---------
Income before income taxes ..........................      (71,439)         (3,836)        3,898          14,257          (57,120)
Income taxes ........................................           --             607         2,268              --            2,875
                                                         ---------        --------       -------       ---------        ---------
Net income ..........................................    $ (71,439)       $ (4,443)      $ 1,630       $  14,257        $ (59,995)
                                                         =========        ========       =======       =========        =========

(a)      Elimination of inter-company revenue.
(b)      Elimination of equity in earnings of subsidiaries.

                              RAILWORKS CORPORATION
                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (loss) ...................................    $ (71,439)       $ (4,443)      $ 1,630       $  14,257        $ (59,995)
Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating
    activities:
 Depreciation and amortization ......................          999          19,715         2,052              --           22,766
 Goodwill impairment ................................           --          17,840            --              --           17,840
 Non-cash restructuring and other unusual charges ...        3,938          26,723           387              --           31,048
 Bond discount amortization .........................           70              --            --              --               70
 Equity in earnings of subsidiaries .................       14,257              --            --         (14,257)              --
 Gain on sale of equipment ..........................           --            (101)            6              --              (95)
 Changes in operating assets and liabilities:
  Accounts receivable and costs and
    estimated earnings in excess of billings
    on uncompleted contracts ........................          205         (40,217)        3,559              --          (36,453)
  Inventory .........................................           --          (3,045)          363              --           (2,682)
  Other current assets ..............................        4,930           3,543        (1,376)             --            7,097
  Accounts payable and accrued liabilities ..........        3,041           3,388        (1,845)             --            4,584
  Accrued payroll and related withholdings ..........          673             482            98              --            1,253
  Billings in excess of costs and estimated
    earnings on uncompleted contracts ...............           --            (636)         (455)             --           (1,091)
  Other current liabilities .........................       (1,472)        (10,334)         (237)             --          (12,043)
  Other assets ......................................            8           2,682           (45)             --            2,645
  Other liabilities .................................         (379)        (10,056)         (244)             --          (10,679)
  Due (to) from Affiliates ..........................           --             860          (860)             --               --
  Due (to) from Parent ..............................        1,814           6,182        (7,996)             --               --
                                                         ---------        --------       -------       ---------        ---------
    Net cash (used in) provided by
       operating activities .........................      (43,355)         12,583        (4,963)             --          (35,735)
                                                         ---------        --------       -------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of equipment ....................           --          11,371           194              --           11,565
 Purchase of equipment and leasehold improvements ...       (1,311)        (23,428)       (2,517)             --          (27,256)
 Loans to officers ..................................         (432)             --            --              --             (432)
 Payment of acquisition costs .......................       (1,013)             --            --              --           (1,013)
 Acquisition of subsidiaries, net of cash acquired ..      (25,953)            (95)           --            (139) (b)     (26,187)
 Contingent earnout payments ........................      (11,255)             --            --              --          (11,255)
                                                         ---------        --------       -------       ---------        ---------
    Net cash (used in) investing activities .........      (39,964)        (12,152)       (2,323)           (139)         (54,578)
                                                         ---------        --------       -------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash overdraft .....................................        1,164          15,602            --              --           16,766
 Net change in revolving line of credit .............       29,798              --         6,599              --           36,397
 Debt issuance costs ................................         (236)             --            --              --             (236)
 Payment of loan origination fees ...................       (3,952)             --            --              --           (3,952)
 Payment of abandoned transaction costs .............       (2,940)             --            --              --           (2,940)
 Proceeds from long-term borrowing ..................           --          13,075         3,082              --           16,157
 Repayment of long-term borrowing ...................          (75)        (24,748)       (5,515)             --          (30,338)
 Proceeds from term loan ............................      100,000              --            --              --          100,000
 Repayment of term loan .............................      (30,425)             --            --              --          (30,425)
 Repayment of seller notes payable ..................       (8,470)             --            --              --           (8,470)
                                                         ---------        --------       -------       ---------        ---------
    Net cash provided by financing activities .......       84,864           3,929         4,166              --           92,959
                                                         ---------        --------       -------       ---------        ---------
EXCHANGE RATE EFFECT ON CASH ........................           --              11          (136)             --             (125)
NET (DECREASE)INCREASE IN CASH ......................        1,545           4,360        (3,120)           (139)           2,646
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........          (13)          1,049         3,442             139            4,617
                                                         ---------        --------       -------       ---------        ---------

CASH AND CASH EQUIVALENTS, END OF YEAR ..............    $   1,532        $  5,420       $   186       $      --        $   7,138
                                                         =========        ========       =======       =========        =========

(a)      Elimination of equity in earnings of subsidiary.
(b)      Elimination of cash acquired.

                              RAILWORKS CORPORATION
                      CONDENSED CONSOLIDATING BALANCE SHEET
                        DECEMBER 31, 1999 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
ASSETS:
CURRENT ASSETS:
     Cash ...........................................    $     (13)       $  1,283       $ 3,347       $      --        $   4,617
     Accounts receivable, net .......................          205         151,328         8,471          (6,920)(a)      153,084
     Costs and estimated earnings in excess
           of billings on uncompleted contracts .....           --          56,240            55              --           56,295
     Inventories:
           Raw Materials ............................           --          15,697         3,500              --           19,197
           Finished goods ...........................           --           3,178         1,384              --            4,562
     Deferred tax asset .............................        2,426              --            --              --            2,426
     Due to/(from) parent company ...................       63,192         (57,692)       (5,500)             --               --
     Other current assets ...........................          355          10,692           488              --           11,535
                                                         ---------        --------       -------       ---------        ---------
                 Total current assets ...............       66,165         180,726        11,745          (6,920)         251,716
                                                         ---------        --------       -------       ---------        ---------
INVESTMENT IN SUBSIDIARIES ..........................      346,580              --            --        (346,580)(b)           --
                                                         ---------        --------       -------       ---------        ---------
PROPERTY, PLANT AND
      EQUIPMENT, NET ................................          179          69,699         4,019              --           73,897
                                                         ---------        --------       -------       ---------        ---------
OTHER ASSETS:
      Excess of cost over acquired net
           assets, net of amortization ..............           --         201,700        22,186              --          223,886
      Loans to officers .............................        6,735              --            --              --            6,735
      Assets held for sale ..........................           --           5,573            --              --            5,573
      Other .........................................        6,149           3,635            66              --            9,850
                                                         ---------        --------       -------       ---------        ---------
             Total other assets .....................       12,884         210,908        22,252              --          246,044
                                                         ---------        --------       -------       ---------        ---------
                   Total ............................    $ 425,808        $461,333       $38,016       $(353,500)       $ 571,657
                                                         =========        ========       =======       =========        =========

(a)      Elimination of inter-company receivables, payable.
(b)      Elimination of investments in subsidiaries.

                              RAILWORKS CORPORATION
                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
      Current maturities of long-term debt ..........    $   8,770        $ 10,970       $    --       $      --        $  19,740
      Accounts payable and accrued liabilities ......       22,064          61,396         3,122          (6,920)(a)       79,662
      Accrued payroll and related
          withholdings ..............................          371           3,125           130              --            3,626
      Billings in excess of costs and estimated
          earnings on uncompleted contracts .........           --          19,311           759              --           20,070
      Other current liabilities .....................        6,755           2,497            96              --            9,348
                                                         ---------        --------       -------       ---------        ---------
              Total current liabilities .............       37,960          97,299         4,107          (6,920)         132,446
                                                         ---------        --------       -------       ---------        ---------
LONG TERM DEBT ......................................      258,012          14,579         2,100              --          274,691
EXCESS OF ACQUIRED NET ASSETS OVER COST, NET ........           --           8,434            --              --            8,434
DEFERRED TAX LIABILITIES ............................           --           8,071            --              --            8,071
OTHER LIABILITIES ...................................        8,353           3,568           213              --           12,134
                                                         ---------        --------       -------       ---------        ---------
          Total long-term liabilities ...............      266,365          34,652         2,313              --          303,330
                                                         ---------        --------       -------       ---------        ---------

              Total liabilities .....................      304,325         131,951         6,420          (6,920)         435,776
                                                         ---------        --------       -------       ---------        ---------
STOCKHOLDERS' EQUITY:
       Series A, convertible preferred stock ........           14              --            --              --               14
       Common stock .................................          112           2,118           215          (2,303)(b)          142
       Additional paid-in capital ...................      126,903         264,262        27,506        (291,768)(b)      126,903
       Accumulated other comprehensive income .......           --              --           175              --              175
       Retained earnings (deficit) ..................       (5,546)         63,002         3,700         (52,509)(b)        8,647
                                                         ---------        --------       -------       ---------        ---------
              Total stockholders' equity (deficit)...      121,483         329,382        31,596        (346,580)         135,881
                                                         ---------        --------       -------       ---------        ---------

                          Total .....................    $ 425,808        $461,333       $38,016       $(353,500)       $ 571,657
                                                         =========        ========       =======       =========        =========

(a)      Elimination of inter-company receivables/payables
(b)      Elimination of investments in subsidiaries.


                              RAILWORKS CORPORATION
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
Net Sales ...........................................    $      --        $447,527       $36,157       $ (15,579)(a)    $ 468,105
Cost of sales .......................................           --         361,034        23,628         (15,579)(a)      369,083
                                                         ---------        --------       -------       ---------        ---------
Gross profit ........................................           --          86,493        12,529              --           99,022
Selling, general and administrative
    expenses ........................................        7,927          36,627         5,880              --           50,434
                                                         ---------        --------       -------       ---------        ---------
Income (loss) from operations .......................       (7,927)         49,866         6,649              --           48,588
Equity in earnings of subsidiaries ..................       38,041              --            --         (38,041)(b)           --
Interest expense ....................................      (18,157)         (1,683)         (214)             --          (20,054)
Other income, net ...................................          358           1,956           301              --            2,615
                                                         ---------        --------       -------       ---------        ---------
Income before income taxes ..........................       12,315          50,139         6,736         (38,041)          31,149
Income taxes ........................................           --           8,028         3,035              --           11,063
                                                         ---------        --------       -------       ---------        ---------
Net income ..........................................    $  12,315        $ 42,111       $ 3,701       $ (38,041)       $  20,086
                                                         =========        ========       =======       =========        =========

(a)      Elimination of inter-company revenue.
(b)      Elimination of equity in earnings of subsidiaries.

                              RAILWORKS CORPORATION
                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                         RAILWORKS
                                                        CORPORATION                       NON-
                                                          (PARENT        GUARANTOR     GUARANTOR
                                                       COMPANY ONLY)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS     CONSOLIDATED
                                                       -------------    ------------  ------------   ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income ..........................................    $  12,315        $ 42,111       $ 3,701       $ (38,041)(a)    $  20,086
Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
 Depreciation and amortization ......................           38          11,721         1,049              --           12,808
 Bond discount amortization .........................           13              --            --              --               13
 Equity in earnings of subsidiaries .................      (38,041)             --            --          38,041(a)            --
 Gain on sale of equipment ..........................           --             (27)           (6)             --              (33)
 Changes in operating assets and liabilities:
  Accounts receivable and costs and
    estimated earnings in excess of billings
    on uncompleted contracts ........................         (205)        (31,442)         (355)             --          (32,002)
  Inventory .........................................           --             847          (382)             --              465
  Other current assets ..............................          793              84           969              --            1,846
  Accounts payable and accrued liabilities ..........        2,193         (13,797)       (4,077)             --          (15,681)
  Accrued payroll and related withholdings ..........          370          (2,597)          (66)             --           (2,293)
  Billings in excess of costs and estimated
    earnings on uncompleted contracts ...............           --          (2,263)          759              --           (1,504)
  Other current liabilities .........................        1,584          (6,162)        1,077              --           (3,501)
  Other assets ......................................        2,111            (844)           49              --            1,316
  Other liabilities .................................        2,087         (13,135)       (1,882)             --          (12,930)
  Due (to) from Parent ..............................      (40,350)         34,824         5,526              --               --
                                                         ---------        --------       -------       ---------        ---------
    Net cash (used in) provided by
       operating activities .........................      (57,092)         19,320         6,362              --          (31,410)
                                                         ---------        --------       -------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of equipment ....................           --           2,295            64              --            2,359
 Purchase of equipment and leasehold improvements ...         (136)        (14,652)       (1,015)             --          (15,803)
 Loans to officers ..................................       (5,776)             --            --              --           (5,776)
 Acquisition of subsidiaries, net of cash acquired ..     (129,898)             --            --           8,746(b)      (121,152)

 Contingent earnout payments ........................       (2,083)             --            --              --           (2,083)
                                                         ---------        --------       -------       ---------        ---------
    Net cash (used in) investing  activities ........     (137,893)        (12,357)         (951)          8,746         (142,455)
                                                         ---------        --------       -------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net repayments on revolving line of credit .........       (2,098)             --            --              --           (2,098)
 Payment of loan origination fees ...................       (1,232)             --            --              --           (1,232)
 Proceeds from long-term borrowing ..................       30,000          27,288         2,100              --           59,388
 Debt issuance costs ................................       (5,636)             --            --              --           (5,636)
 Proceeds from issuance of senior subordinated notes       173,938              --            --              --          173,938
 Repayment of long-term borrowing ...................           --         (43,966)       (4,933)             --          (48,899)
                                                         ---------        --------       -------       ---------        ---------
    Net cash provided by (used in)
          financing activities ......................      194,972         (16,678)       (2,833)             --          175,461
                                                         ---------        --------       -------       ---------        ---------
EXCHANGE RATE EFFECT ON CASH ........................           --              --           175              --              175
NET (DECREASE) INCREASE IN CASH .....................          (13)         (9,715)        2,578           8,746(b)         1,596
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........           --          10,998           594          (8,746)           2,846
                                                         ---------        --------       -------       ---------        ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ..............    $     (13)       $  1,283       $ 3,347       $      --        $   4,617
                                                         =========        ========       =======       =========        =========

(a)      Elimination of equity in earnings of subsidiary.
(b)      Elimination of cash acquired.


12.      STOCK OPTION PLAN

         On August 13, 1998, the Board of Directors approved the 1998 Stock Incentive Plan (the "Stock Incentive Plan") which provides for the granting or awarding of stock options and stock appreciation rights to non-employee directors, officers and other key employees (including officers of the Subsidiaries) and consultants. The Stock Incentive Plan reserves for issuance 2,000,000 shares of common stock. In general, the terms of the option awards (including vesting schedules) will be established by the Compensation Committee of the Company's board of directors.

         Various key management employees as well as officers of acquired companies are issued options on shares of common stock with exercise prices equal to the price of the common stock on the dates of each of the respective grants. In all cases, the options expire ten years after the date of grant.

The following table summarizes stock option activity for the Company:

                                                                             WEIGHTED AVERAGE
                                                               SHARES         EXERCISE PRICE
                                                             ---------       ----------------
Balance at August 4, 1998 ........................                  --           $     --
Granted ..........................................              30,000              10.02
Exercised ........................................                  --                 --
                                                             ---------
Balance, December 31, 1998 .......................              30,000              10.02

Granted ..........................................           1,027,500               9.92
Forfeited ........................................             (30,000)             (9.38)
Exercised ........................................                  --                 --
                                                             ---------
Balance, December 31, 1999 .......................           1,027,500               9.94
Granted ..........................................             426,449               8.65
Forfeited ........................................            (364,000)            (10.33)
Exercised ........................................                  --                 --
                                                             ---------
Balance, December 31, 2000 .......................           1,089,949               9.38
                                                             =========
Exercisable, December 31, 2000 ...................             535,112           $  10.00

         The weighted average fair value of options granted in 2000, 1999 and 1998 at market value was $4.43, $4.52 and $4.79, respectively.

         The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate at date of grants..............      5.12 - 6.85%
Expected lives ........................................     3 to 6 years
Expected volatility ...................................     43.0 - 51.0%
Expected dividend yield ...............................               0%

         The following table summarizes information about stock options outstanding at December 31, 2000, 1999 and 1998:

                           NUMBER OF OPTIONS           WEIGHTED               WEIGHTED
                            OUTSTANDING AT         AVERAGE REMAINING           AVERAGE
   EXERCISE PRICE          DECEMBER 31, 2000       CONTRACTUAL LIFE        EXERCISE PRICE
-----------------------    -----------------       ----------------        --------------
$2.94 to 12.00.........        1,089,949                 8.66                   $10.00


                           NUMBER OF OPTIONS           WEIGHTED               WEIGHTED
                            OUTSTANDING AT         AVERAGE REMAINING           AVERAGE
   EXERCISE PRICE          DECEMBER 31, 2000       CONTRACTUAL LIFE        EXERCISE PRICE
-----------------------    -----------------       ----------------        --------------
$6.06 to 12.00.........        1,027,500                 9.41                   $ 9.94


                           NUMBER OF OPTIONS           WEIGHTED               WEIGHTED
                            OUTSTANDING AT         AVERAGE REMAINING           AVERAGE
   EXERCISE PRICE          DECEMBER 31, 2000       CONTRACTUAL LIFE        EXERCISE PRICE
-----------------------    -----------------       ----------------        --------------
$6.06 to 12.00.........        30,000                    9.59                  $10.02

         The Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998 for options granted during the years. Had compensation expense for all stock options granted in 2000, 1999 and 1998 been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been as follows (in thousands, except per share data):

    Net income (loss):                              2000          1999         1998
---------------------------------------------     --------      --------     --------
  As Reported ...............................     $(59,995)     $ 20,086     $(12,847)
                                                  ========      ========     ========
  Pro Forma .................................     $(61,472)     $ 18,036     $(12,864)
                                                  ========      ========     ========
Net income (loss) per share:
  As Reported -- basic ......................     $  (4.04)     $   1.44     $  (1.67)
                                                  ========      ========     ========
  As Reported -- diluted ....................     $  (4.04)     $   1.31     $  (1.67)
                                                  ========      ========     ========
  Pro Forma -- basic ........................     $  (4.13)     $   1.29     $  (1.67)
                                                  ========      ========     ========
  Pro Forma -- diluted ......................     $  (4.13)     $   1.18     $  (1.67)
                                                  ========      ========     ========

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

13.      EMPLOYEE BENEFIT PLANS

         Prior to 2000, certain of the acquired companies had qualified defined contribution employee benefit plans (the "Acquired Company Plans"), the majority of which allowed for voluntary pretax contributions by employees. The Subsidiaries paid all general and administrative expenses of the Acquired Company Plans and in some cases, the Subsidiaries made matching and discretionary contributions to the Acquired Company Plans. The expense incurred related to the Acquired Company Plans by the Company's subsidiaries was approximately $817,000 and $367,000 for the years ended December 31, 1999 and 1998, respectively.

         Effective January 1, 2000, the Company established a defined contribution plan (the "401K Plan") for employees of the Company and its subsidiaries. All of the Acquired Company Plans have been merged into the 401K Plan. Participants can contribute up to 14% of their compensation to the 401K Plan. The Company matched 50% of each employee's contribution up to 6% of their compensation. During the year ended December 31, 2000, the Company made contributions of approximately $789,000 to the 401K Plan.

         Prior to 1997 in the case of Comstock and June 1999 in the case of Neosho, these companies were generally self insured for their automobile and general liability insurance and, to a lesser extent, for workers' compensation. Included primarily in accrued payroll and related withholdings, and other liabilities at December 31, 1999 are reserves of approximately $1,461,000 relating to these insurance liabilities.

         The Company also has nonqualified defined benefit plans covering certain current and former employees of one of the subsidiaries which provides benefits based on years of service and compensation. At December 31, 2000, and 1999 approximately $1,937,000 and $2,410,000, respectively, has been recorded as obligations in the accompanying balance sheets related to these plans.

         The Company's self-insurance programs and certain employee benefit plan liabilities are estimated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience could cause these estimates to change.

         The Company has established two bonus incentive plans (the "Bonus Incentive Plans") covering certain employees. The first bonus pool consists of 10% of the Company's pre-tax profits and the second bonus pool consists of 15% of the amount by which the Company's net income exceeds certain benchmarks. During the year ended December 31, 1999, the Company accrued and subsequently paid approximately $1,800,000 under the two Bonus Incentive Plans. No benefits were earned or paid under either of the Bonus Incentive Plans for 1998 or 2000.

14.      LEASE COMMITMENTS

         The Company and its subsidiaries lease various office buildings, machinery, equipment, and vehicles under operating leases expiring at various dates. Most of the real property leases have escalation clauses related to increases in real property taxes. Future minimum lease payments under operating leases are as follows (in thousands):

         Year ending December 31
         2001.............................................     $ 6,281
         2002.............................................       5,786
         2003.............................................       4,788
         2004.............................................       3,185
         2005.............................................       1,543
         Thereafter.......................................       1,837

         Rent expense for all operating leases, including amounts charged to cost of revenues, for the year ended December 31, 2000, 1999 and 1998 was approximately $7,850,000, $6,506,000 and $3,047,000, respectively.

15.      RELATED-PARTY TRANSACTIONS

LEASING TRANSACTIONS

         Certain of the subsidiaries lease their operating facilities from former Founding Company owners who remained employees or directors of the Company. Total rent paid to related parties during 2000, 1999 and 1998 amounted to $1,550,000, $1,078,000 and $330,000, respectively. The Company believes the rents to be the fair market rental value of the property.

16.      COMMITMENTS AND CONTINGENCIES

PERFORMANCE BONDS

         The Company's performance under certain construction contracts is secured by performance bonds for which the Company pays a separate fee.

EMPLOYMENT CONTRACTS

         Certain executives of the Company have entered into employment agreements with the Company. In general, the employment agreements provide that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then current annual base salary for the remainder of the term.


CONTINGENT PURCHASE PRICE FOR ACQUISITIONS

         The former shareholders of MidWest, Gantrex, FCM Rail, F&V Metro, PNR Contractors, M-Track, Neosho, Wood Waste, Byler, Twigg, Breaking Tech, Hovey and Advanced Railroad Specialties, Inc. are eligible to receive additional cash amounts ("earn-outs"), consisting of cash, as adjustments to the purchase prices paid for those companies. Such cash payments are contingent upon the achievement of earnings targets over the next 2 to 5 years depending on each agreement. At December 31, 2000, approximately $12,836,000 was recorded as an obligation regarding payments to be made during 2001, under the earn-out program for various companies achieving their performance targets during 2000, and are included in other current liabilities in the balance sheet.

         During 2000, approximately $11,255,000 was paid to the former shareholders of certain acquired companies representing earn-out payments based on operating performance for the year ended December 31, 1999. Payments are recorded as additional purchase price consideration relating to the acquisitions.

ENVIRONMENTAL

         The Company's operations are subject to extensive federal, state and local regulations under environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste, hazardous substances, underground and aboveground storage tanks and soil and groundwater contamination. The Company is also subject to certain federal, state and local environmental laws and regulations relating to the use of creosote. Creosote is used in certain of the Company's manufacturing processes to treat wood railroad ties so that they can withstand exposure to outside elements. Creosote, a coal tar treated derivative, has been recognized by the environmental regulating agencies as a hazardous material. The Company believes that it is in material compliance with all of the various regulations applicable to their businesses and has not been notified of any violations by regulatory agencies.

LITIGATION

         The Company is involved in legal proceedings and claims, asserted by and against the Company, which have arisen in the ordinary course of business. In addition, on January 3, 2001, Steven G. Hutchinson, Douglas W. Hutchinson and C.C. Hutchinson commenced an action against Neosho Incorporated ("Neosho," a subsidiary of the Company) and the Company in the District Court of Shawnee County, Kansas. Plaintiffs allege breach of the contract between plaintiffs and the Company, dated June 3, 1999, pursuant to which the Company purchased all of the stock of Neosho, and the related employment agreements between each of the plaintiffs and Neosho. In addition, the plaintiffs allege fraudulent misrepresentation arising out of the same transaction. The total amount claimed by the plaintiffs cannot be determined at this time but could exceed $5 million if the plaintiffs are successful on all counts. The Company has denied all allegations and has asserted counter claims for indemnification which, if successful, would result in a recovery by the

Company in the maximum amount of $8 million. The Company believes it has a number of valid defenses to these actions and the Company intends to vigorously defend or assert these claims. Management believes, upon advice of outside counsel, that none of these actions will have a material adverse effect on the financial position or results of operations of the Company.

17.      FINANCIAL INSTRUMENTS

         RailWorks uses the following methods and assumptions in estimating the fair value of its financial instruments:

         Cash and Cash Equivalents -- The carrying amount is equal to fair market value due to their short-term nature.

         U.S. Government and Municipal Bonds -- These securities are classified as held to maturity and are valued at cost which approximates market value.

         Debt -- The Company's bank loans and floating rate debt approximate fair value. The fair value of fixed rate long-term debt is based upon quoted market prices for these or similar issues, or rates currently available to the Company for debt with similar terms and maturities. At December 31, 2000, the fair market value of the Company's fixed rate Senior Subordinated Notes was approximately $70,000,000.


18.      SEGMENT REPORTING

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 2000 for analysis by reportable segment (in thousands):

                                                         TRANSIT        RAIL PRODUCTS      RAIL        OTHER/
                                                         SERVICES       AND SUPPLIES      TRACK       CORPORATE           TOTAL
                                                         ---------      ------------     --------     ---------         ---------
Total revenues for reportable segments ..............    $ 309,929        $ 83,994      $244,953       $      --        $ 638,876
Intersegmental revenue ..............................       12,549           4,935         7,355              --           24,839
Depreciation/amortization ...........................          989           4,063         9,364           8,350           22,766
Segment operating profit (loss) .....................       25,452           9,931        22,613         (79,510)         (21,514)
Costs and estimated earnings in excess of
  billings on uncompleted contracts .................       27,304              --         4,334              --           31,638
Segment assets ......................................      130,929          65,150        97,794         492,341          786,214

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

REVENUES:
  Total revenues for reportable segments ........................     $ 638,876
  Elimination of intersegment revenues ..........................       (24,839)
                                                                      ---------
  Consolidated revenues .........................................     $ 614,037
                                                                      =========

ASSETS:
  Total assets for reportable segments ..........................     $ 786,214
  Elimination of investments in subsidiaries ....................      (167,368)
                                                                      ---------
  Consolidated assets ...........................................     $ 618,846
                                                                      =========

         The Company's Canadian operations produced revenues in 2000 of $38,295,000. The net book value of long-lived assets relating to the Canadian operations amounted to $27,321,000 as of December 31, 2000.

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 1999 for analysis by reportable segment (in thousands):

                                                         TRANSIT        RAIL PRODUCTS      RAIL        OTHER/
                                                         SERVICES       AND SUPPLIES      TRACK       CORPORATE           TOTAL
                                                         ---------      ------------     --------     ---------         ---------
Total revenues for reportable segments ..............    $ 250,759        $ 53,524      $179,401              --        $ 483,684
Intersegmental revenue ..............................        5,868           4,563         5,148              --           15,579
Depreciation/amortization ...........................          321           2,391         5,177           4,919           12,808
Segment operating profit (loss) .....................       25,401          10,964        25,698         (13,475)          48,588
Costs and estimated earnings in excess of
  billings on uncompleted contracts .................       47,555             227         8,513              --           56,295
Segment assets ......................................      133,566          47,175        99,804         440,507          721,052

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

REVENUES:
  Total revenues for reportable segments ........................     $ 483,684
  Elimination of intersegment revenues ..........................       (15,579)
                                                                      ---------
  Consolidated revenues .........................................     $ 468,105
                                                                      =========

ASSETS:
  Total assets for reportable segments ..........................     $ 721,052
  Elimination of intersegment receivables/payables ..............        (6,920)
  Elimination of investments in subsidiaries ....................      (142,475)
                                                                      ---------
  Consolidated assets ...........................................     $ 571,657
                                                                      =========

         The Company's Canadian operations produced revenues in 1999 of $36,157,000. The net book value of long-lived assets relating to the Canadian operations amounted to $26,205,000 as of December 31, 1999. There were no Canadian operations during 1998.

         The following matrix presents operational and financial condition data as of and for the year ended December 31, 1998 for analysis by reportable segment (in thousands):

                                                         TRANSIT        RAIL PRODUCTS      RAIL        OTHER/
                                                         SERVICES       AND SUPPLIES      TRACK       CORPORATE           TOTAL
                                                         ---------      ------------     --------     ---------         ---------
Total revenues for reportable segments ..............    $ 165,989        $ 11,195       $37,184              --        $ 214,368
Intersegmental revenue ..............................           --             952           883              --            1,835
Depreciation/amortization ...........................          (17)            192           709           1,221            2,105
Segment operating profit (loss) .....................        6,084           1,683         4,596         (23,038)         (10,675)
Costs and estimated earnings in excess of
  billings on uncompleted contracts .................       22,897              --         1,895              --           24,792
Segment assets ......................................       58,224           8,299        26,676         159,677          252,876

         The Company's reconciliation of segment totals to enterprise values is as follows (in thousands):

REVENUES:
  Total revenues for reportable segments ........................     $ 214,368
  Elimination of intersegment revenues ..........................        (1,835)
                                                                      ---------
  Consolidated revenues .........................................     $ 212,533
                                                                      =========

ASSETS:
  Total assets for reportable segments ..........................     $ 252,876
  Elimination of intersegment receivables/payables ..............          (826)
  Elimination of investments in subsidiaries ....................       (23,414)
                                                                      ---------
  Consolidated assets ...........................................     $ 228,636
                                                                      =========

19.      SUBSEQUENT EVENT

         On February 27, 2001, the Company sold one of its subsidiaries, FCM Rail, Ltd. for cash and other consideration.


20.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         Quarterly financial information for the years ended December 31, 2000, 1999 and 1998 are summarized as follows (in thousands, except per share data):

                                                                      YEAR ENDED DECEMBER 31, 2000
                                                         --------------------------------------------------------
                                                          FIRST          SECOND          THIRD           FOURTH
                                                         QUARTER        QUARTER         QUARTER          QUARTER
                                                         --------       --------       ---------        ---------
Revenues ............................................    $125,365       $154,664       $ 163,882        $ 170,126
Operating income (loss) .............................      11,723         16,885         (40,457)          (9,665)
Net income (loss) ...................................       2,325          5,422         (47,923)         (19,819)
Basic earnings (loss) per share .....................         .16            .38           (3.12)           (1.29)
Diluted earnings (loss) per share ...................         .15            .35           (3.12)           (1.29)

                                                                      YEAR ENDED DECEMBER 31, 2000
                                                         --------------------------------------------------------
                                                          FIRST          SECOND          THIRD           FOURTH
                                                         QUARTER        QUARTER         QUARTER          QUARTER
                                                         --------       --------       ---------        ---------
Revenues ............................................    $ 72,673       $115,810       $ 137,425        $ 142,197
Operating income ....................................       3,835         10,799          17,571           16,383
Net income ..........................................       1,636          4,135           7,693            6,622
Basic earnings per share ............................         .12            .30             .55              .47
Diluted earnings per share ..........................         .11            .27             .50              .43

                                                                      YEAR ENDED DECEMBER 31, 2000
                                                         --------------------------------------------------------
                                                          FIRST          SECOND          THIRD           FOURTH
                                                         QUARTER        QUARTER         QUARTER          QUARTER
                                                         --------       --------       ---------        ---------
Revenues ............................................    $ 41,628       $ 44,752       $  53,077        $  73,076
Operating income (loss) .............................       1,237          1,172         (18,404)           5,320
Net income (loss) ...................................         666            456         (19,036)           5,067
Basic earnings (loss) per share .....................         .23            .15           (1.72)             .37
Diluted earnings (loss) per share ...................         .23            .15           (1.72)             .34

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To RailWorks Corporation:

         We have audited the accompanying consolidated balance sheets of RailWorks Corporation (a Delaware corporation) and Subsidiaries (the "Company"), as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II, "Valuation and Qualifying Accounts," is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP
Stamford, Connecticut
February 28, 2001


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